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                                                                    EXHIBIT 10.1

            ERA FRANCHISE SYSTEMS, INC. MASTER MEMBERSHIP AGREEMENT

  This Membership Agreement (this "Agreement") is made by and between ERA
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FRANCHISE SYSTEMS, INC., a Delaware corporation ("ERA"), and NRT INCORPORATED, a
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Delaware corporation ("you" or "Member"), as of February 9, 1999.  You propose to operate an ERA franchised real estate brokerage business only at the offices and locations set forth on the list provided to Franchisor on the date hereof (the "Office List") (individually an "Office" and collectively the "Offices")
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and only under the ERA tradenames set forth on the Office List.

  RECITALS. ERA has the right to license to others various trademarks, service marks, designs, colors, trade dress and non-functional and distinctive color patterns described in the ERA System For Results Manuals (collectively, the "ERA
                          ------------------------------                     ---
Identification") for use in promotion of the services, products, programs,
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marketing and business methods (the "ERA Integrated Marketing System") offered
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under the ERA Identification. Substantial time, money and effort has been spent in developing the ERA Identification and ERA Integrated Marketing System and establishing its reputation and goodwill with consumers and the real estate industry. You desire to become a Member licensed to use the ERA Identification and the ERA Integrated Marketing System in your commercial and residential real estate brokerage business (the "Business"), to be conducted at the Offices.
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ERA is willing to grant you a license to use the ERA Identification and ERA
Integrated Marketing System to conduct your Business at the Offices, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants of each party to the other, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, it is mutually agreed between the parties as follows:

1.  MEMBERSHIP

          A. The parties hereby agree that this Agreement amends, restates and supersedes all prior franchise agreements (the "Old Agreements") between the
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parties under which any real estate brokerage offices owned by Member were operating. ERA hereby agrees to waive all claims against Member that may exist under the Old Agreements, except claims for monies due, indemnification claims by ERA and ERA's exercise of audit rights thereunder. In addition, the parties agree that (i) effective on the first day of the month following the month in which a Triggering Event (as defined below) occurs, the Incremental Royalty Agreement (the "Incremental Royalty Agreement"), dated as of August 11, 1997,
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among ERA, Member, Century 21 Real Estate Corporation, Coldwell Banker Real
Estate Corporation and HFS Incorporated, (ii) effective on the date hereof, the Additional Royalty Agreement dated as of August 11, 1997, among ERA, Member, Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and HFS Incorporated, and (iii) upon the redemption in full of Member's Series C Cumulative Junior Redeemable Preferred Stock, the Franchise Override Agreement, dated as of August 11, 1997, among ERA, Member, Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and HFS Incorporated, are hereby terminated and of no further force or effect (in the case of (i) and
(ii), as a result of the royalties previously payable thereunder becoming payable under the Master Real Estate Franchise Agreement, dated as of the date hereof, between Member and Coldwell Banker Real Estate Corporation). "Triggering
                                                                      ----------
Event" shall mean the earliest of (i) such time as at least 20% of Member's
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issued and outstanding common shares have been distributed through a primary public offering registered under the Securities Act of 1933, as amended, (ii) the sale by Member, in one or a series of related transactions of assets representing 80% or more in value of Member's consolidated assets on a fair market value basis

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and (iii) the dividend or distribution to stockholders of cash or assets representing 80% or more in value of Member's consolidated assets, net of liabilities on a fair market value basis.

B. License; ERA Integrated Marketing System. As of the Effective Date (defined below), ERA grants you a non-exclusive license (i) to use the ERA Identification for the Business at and from the Offices set forth on the Office List and only under the applicable ERA tradenames set forth on the Office List and to hold the Business out to be a participant in the ERA Integrated Marketing System, and
(ii) to use the ERA Integrated Marketing System for the operation of the Business at and from the Offices. You accept the nonexclusive license granted by ERA, subject to the terms and conditions of this Agreement and the "ERA System for Results" Manuals (the "Manuals") as amended from time to time. The
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ERA Integrated Marketing System consists of the full range of products, services, programs and marketing provided by or through ERA and made available to ERA franchisees ("Members"). The ERA Integrated Marketing System currently
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includes: 1) A system of referring properties (the "ERA National Relocation
                                                    -----------------------
System"); 2) A national Home Protection Plan program; 3) A non-exclusive license
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to use ERA Affiliate Internet Manager as defined in Section 8; 4) the Sellers
Security(R) Plan program; and 5) local, regional and national identification programs.

C. Program Expansion and Modification. ERA intends, as conditions permit, to modify existing programs and to introduce new programs. ERA intends to make new programs available generally to those Members who operate under Membership Agreements which are the same or substantially similar to the form of Membership Agreement being marketed to ERA Members at the time ERA implements such programs nationally. ERA reserves the right to modify, add to, qualify, or eliminate such programs as it deems are in the best interests of the system.

D. Participation in Programs. ERA may condition participation in ERA programs upon your compliance with certain requirements, including payment of all your financial obligations to ERA when due under the Membership Agreement or otherwise, maintenance of specified program standards, successful completion of any educational programs required by ERA and payment of a separate fee to
participate in all or some of such programs.   Only Members who  meet all
program requirements are authorized to utilize trademarks or service marks or other identifications that are unique to such program.

E. ERA Identification. ERA reserves the right to approve any and all public uses of the ERA Identification, other than those used on ERA-prepared materials. All use of the ERA Identification will inure to the benefit of ERA. You acknowledge that ERA or an affiliate is the sole owner of the ERA Identification, and will not challenge the validity of the ownership of the ERA Identification or ERA's right to license the same to you. At its sole option, ERA or an affiliate will obtain and maintain its registrations for the ERA Identification and exercise its rights against infringement or unauthorized use of ERA Identification. You will use or display the ERA Identification solely in connection with the operation of the Business provided for under this Agreement and in connection with no other business, activity or enterprise.

F. Confidentiality. You will maintain, and make every effort to ensure that your employees and sales associates maintain, the confidentiality of all manuals, programs, training materials and other items used by ERA or you as part of the ERA Integrated Marketing System. You will use such manuals, programs and materials solely in connection with the operation of the Business and your ERA Membership and will not direct or permit their copying or reproduction without the express prior written consent of ERA.

G. Effective Date. This Agreement is effective on the date hereof (the "Effective Date"). On the Effective Date, you will commence operation of the
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Business at the Offices listed on the Office List

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using the ERA Integrated Marketing System pursuant to this Agreement. All closings that occur on and after the Effective Date will be subject to Fee payments as provided in Sections 6 and 7, below.

2.   INITIAL FEES

     A.  Initial Membership Fee.   There shall be no initial membership fee
payable by Member in connection with the Offices in operation on the date hereof. For each Additional Office (other than Transition Offices, Offices which were already affiliated with Franchisor and Offices relocated pursuant to
Section 5E(ii)), whether through acquisition, merger, or otherwise, Member shall pay ERA an initial franchise fee in connection with any Additional Offices, equal to $4,000 per office. In addition, with respect to each Brokerage Acquisition (as defined in the Acquisition Cooperation Agreement) in which Franchisor's franchise sales staff is involved, Member shall pay to Franchisor an additional fee equal to $3,500 per office acquired, whether such offices are operated by Member or are immediately closed. The maximum additional fee payable by Member pursuant to this Section 2A with respect to a single transaction shall be $100,000. Throughout this Agreement, the terms "dollars" and "$" shall mean
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United States dollars.

B. No Refund. The Additional Office membership fee is payable and fully earned by ERA upon your written request for the inclusion of such Additional Office(s) on the Office List and is not refundable.

3.   INITIAL ERA OBLIGATIONS

     Initial ERA Obligations. Within a reasonable time after the Effective Date, ERA will:

     (1) Orientation. For each Additional Office, at ERA's election, hold a new member orientation seminar in Parsippany, New Jersey or such other place as designated by ERA. At least one designated representative of Member will, at Member's expense, attend the first orientation seminar offered after each Additional Offices is added to the Office List at which space is available and pay all expenses to attend.

     (2) Manuals. Loan to you one (1) copy of the Manuals for each office identified on the Office List. You will abide by the policies and procedures described in such Manuals, as amended updated and replaced from time to time. Upon renewal, you will not receive additional copies of the Manuals, but will continue to receive amendments, updates and replacements.

4.   CONTINUING ERA OBLIGATIONS

A. Relocation and Referrals. ERA will promptly transmit your relocation and referral listings to other appropriate Members or other brokers designated by ERA.

B. Referral Commissions. ERA will promptly pay all referral commissions due you after their receipt by ERA.

C. Promotional Materials. ERA will produce and maintain an inventory of advertising and marketing materials, sales promotion items and training aids for purchase or for license to use.

D. Staff. ERA will maintain a staff to consult with you on advertising, marketing and technical matters by telephone, in writing or in person as ERA deems appropriate and necessary.

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E.  Real Estate License.  ERA will maintain on its staff, or appoint as its representative, an individual with a valid real estate brokers license.

F.  Reserved.

5.  OFFICE LOCATIONS

A.  Member shall operate the Business exclusively from the locations set forth on the Office List (herein referred to individually as an "Office" and
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collectively as the "Offices").  Member may not operate the Business from any
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other location or any additional locations without the prior written approval of
ERA or Cendant Corporation ("Cendant") (it being understood that approval of
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funding, pursuant to the Acquisition Cooperation Agreement or otherwise, of an acquisition pursuant to which Member will acquire additional brokerage offices shall not by itself be deemed as approval for the offices acquired in such transaction to become Offices hereunder); provided that ERA agrees to grant its consent to any additional offices (each, an "Additional Office") unless any such
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Additional Office (i) would have a negative impact on any other Member, as determined by ERA consistently with impact review practices and policies generally applicable to Members, (ii) would result in ERA being in breach of any agreement with another Member or (iii) is an office proposed to be acquired by Member which was affiliated with a Cendant real estate brand prior to the proposed acquisition of such office by Member. "Acquisition Cooperation
                                                -----------------------
Agreement" shall mean the Acquisition Cooperation Agreement, dated as of
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February 9, 1999 between Member and Cendant.

B. Member shall operate a real estate brokerage business and neither Member nor any of its subsidiaries shall operate, manage, own, have a greater than 10% interest in, or otherwise engage in, any other business (except for the marketing of products and services permitted pursuant to the Program Outsourcing Agreement) or, except for real estate brokerage businesses pursuant to a franchise or membership agreement with Cendant or a subsidiary thereof, operate, manage, own, have a greater than 10% interest in, or otherwise engage in, any other real estate brokerage business, either under Member's ERA trade name or under any other name, without the prior written consent of ERA, which consent may be withheld in ERA's sole discretion. Notwithstanding the foregoing, if permitted pursuant to the terms of the Program Outsourcing Agreement, dated as of February 9, 1999, between Member and Cendant (the "Outsourcing Agreement"),
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Member shall be permitted to conduct title insurance and escrow service and closing service operations without the prior consent of ERA, provided that such operations do not use the ERA Identification and Member apprises the public, in each case, that such real estate related business is not associated with or endorsed by ERA. For purposes of this Agreement, a franchise or membership agreement with Cendant or a subsidiary thereof shall mean any franchise or membership agreement which, at the time of execution, was with Cendant or a subsidiary thereof.

C. Upon Member's establishment of any Additional Office or Member's expansion (through assignment or otherwise) of its Offices and approval of such Office or Offices by ERA as provided herein, the location for each such Additional Office location shall be added to the Office List by mutual agreement of ERA and Member and such Additional Office shall be deemed for all purposes to be an "Office" hereunder. Member shall provide ERA on the date hereof with a current list of all of its Offices and the Broker of Record for each such office. Member shall provide ERA with written notice upon any change in any of its Offices or Broker of Record for any such Office.

D. Non-Exclusive. This Agreement does not grant you any express or implied territorial rights, benefits or protections with regard to any marketing or geographic area. ERA does not guarantee any minimum distance between your Offices and any other Member's office. Subject to the other provisions of this Agreement, ERA reserves the unrestricted right in its sole discretion to approve or

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disapprove the location and relocation of your Office and any other Member offices anywhere. Subject to the other provisions of this Agreement, ERA reserves the unrestricted right, in its sole discretion, to offer products, services and programs under the ERA name directly and indirectly through its employees, representatives, agents and others at any location whatsoever, except at your approved Office location(s). There is no restriction on the right of any ERA affiliate to offer any product, service, franchise, membership, program or benefit under any other name or mark at any location whatsoever.

E. If Member wishes to sell, close down or otherwise terminate one or more of its ERA Offices, Member shall be required to obtain the prior written consent of ERA, which consent may be withheld in ERA's sole discretion; provided however,
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that Member shall be permitted to close, without the consent of ERA, (i) a number of Offices acquired by Member not exceeding the number of Offices which were identified in writing to Cendant prior to such acquisition (provided that in an acquisition in which Cendant is providing financing pursuant to the Acquisition Cooperation Agreement, such number of Offices must be identified in writing to Cendant prior to the date on which Cendant agrees to provide such funding) as the number of Offices to be closed, so long as such Offices are closed within one year of such acquisition and are not identified as being, or being affiliated with, ERA Offices (unless such offices at the time of acquisition by Member are ERA offices) ("Transition Offices"), (ii) Offices
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which are moved within a proximate geographical area (it being understood that such a move requires the consent of ERA pursuant to Section 5A of this Agreement), so long as in connection with such move, a material portion of the personnel at such office is not reassigned to other Offices, (iii) any of the offices acquired by Member from National Realty Trust, provided that the sum of the Gross Revenues of all of such offices closed (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant), in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such office occurred, is less than $150,000,000 and (iv) other Offices, so long as the Gross Revenues for each such Office, together with the Gross Revenues for each other Office (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) closed pursuant to this clause (iv) in the same calendar year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such Office occurred, is less than the sum of (A) 3% of Member's Gross Revenues (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the immediately prior calendar year and (B) for office closures occurring in calendar years beginning in 1999, an amount equal to (i) 3% of Member's Gross Revenues (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the calendar year immediately preceding the immediately prior calendar year minus (ii) the Gross Revenues of all Offices closed pursuant to this clause (iv) in the immediately preceding prior year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such office occurred and (C) for office closures occurring in calendar years beginning in 2000, an amount equal to (i) 3% of Member's Gross Revenues (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the calendar year two years immediately prior to the immediately prior calendar year minus (ii) the Gross Revenues of all Offices closed pursuant to this clause
(iv) in the year immediately prior to the immediately preceding prior year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such Office occurred, provided that all fees payable to ERA and the NAF are made through the closure date, Member complies with the procedures set forth in Section 17 with respect to such closed offices, no assignment of the franchise for such office(s) is involved without ERA's consent and such Office closures or sales do

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not reduce the ERA System marketshare for the applicable market by greater than
10%. Any references to Gross Revenues in this Section 5E shall exclude all Gross Revenues attributable to sales agents transferred to another office of Member that is subject to a franchise or membership agreement with what is (notwithstanding the last sentence of Section 5B) at the time of such transfer a subsidiary of Cendant. Any determination of Member's Gross Revenues for calendar year 1997 shall only include the period from August 29, 1997 through December 31, 1997.

6.   FRANCHISE ROYALTIES

A.  Gross Revenues: The phrase "Gross Revenues" means all monies or things of
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value, calculated at their fair market value in United States currency, received or receivable (i.e., earned but not yet received) by Member (including, without limitation, all revenues and commissions received by or on behalf of Member's independent sales associates, regardless of whether or not such independent sales associates are entitled to retain all or part of such revenues or commissions), directly or indirectly, in connection with the Business at all Offices including, but not limited to, the closing of transactions and provision of services for which a real estate or auctioneer's license (including appraisal, but excluding title or escrow services not using any ERA Identification) is required, the sale or provision of products or services that we or any of our affiliates develop or make available to you directly or through a third party and/or any transaction, sale and/or service in which the ERA Identification or ERA Integrated Marketing System is used in any manner, without deducting any of Member's multiple listing fees, advertising costs, commissions, overrides, bonuses, salaries, gifts, or any other costs or expenses, except referral fee expenses paid and payments to outside brokers. However,

     (1) Monies or things of value received or receivable by Member solely from property management, title, escrow, mortgage or mortgage marketing services (including fees under the Marketing Agreement (defined below)), referral network dues, desk rental fees, broker price opinions and home warranty fees shall not be included in Gross Revenues. Property management services shall not include any property management commissions paid to Member's brokers, for which royalties will be charged.

     (2) Monies or things of value received or receivable by Member from transactions involving the renting or leasing of property for a non - renewable term of one (1) year or less and which do not include an option to purchase the property shall not be included in Gross Revenues.

     (3) Monies or things of value received as interest or investment income, including interest or investment income in connection with title and escrow deposits and/or arbitrage loans shall not be included in Gross Revenues.

          B. Royalties: Member shall pay to ERA a continuing royalty fee ("Royalty Fee") in an amount equal to six percent (6%) (the "Regular Royalty")
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of all Gross Revenues.  Royalty Fees are due and payable in United States currency on or before the tenth day of the month following the settlement or close of escrow of each transaction which occurs, or sales contract which is made, on or after the Effective Date and which generates Gross Revenues. Upon expiration or termination of this Agreement, Royalty Fees shall remain payable as to all transactions entered into, or sales contracts made, prior to the date of such expiration or termination. Pursuant to the terms and conditions of the Incremental Royalty Agreement, in addition to the Royalty Fees payable hereunder, ERA shall be entitled to receive from Member from time to time additional royalties based upon the consolidated performance of all of Member's real estate brokerage businesses, until the termination

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

of the Incremental Royalty Agreement. Notwithstanding the Regular Royalty set forth in the first sentence of this section, upon the opening of a new office by Member as a result of an acquisition of an existing real estate brokerage company which was not affiliated with any Cendant franchise brand immediately prior to such acquisition, which acquisition did not involve Cendant's or one of its subsidiaries' acquisition of trademarks and was not consummated using funds from Cendant or one of its subsidiaries (I) while the commitment to provide funds under the Acquisition Cooperation Agreement (the "Commitment") has not
                                                        ----------
been exhausted, and Member has requested in writing for Cendant to use its funds (which request is made in good faith and on equivalent economic terms to those in the Acquisition Cooperation Agreement) and Cendant has declined to do so, and provided that Member is in compliance with the Acquisition Cooperation Agreement, the royalty fee applicable to gross revenues attributable to those sales agents affiliated with such office immediately prior to such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Member's offices, whether such office is operating under this Agreement or any other agreement between Member and a subsidiary of Cendant) shall be equal to: (i) 4% if the offices acquired in such acquisition had LTM Gross Revenues of up to $5,000,000, (ii) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenues between $5,000,000 and $10,000,000, and (iii) 2% if the offices acquired in such acquisition had aggregate LTM Gross Revenues in excess of $10,000,000; provided that if ERA's
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impact review policy would have, in ERA's sole determination, prevented Member from opening such office due to the proximity of such office to Member's existing ERA office (the "Impacted Office") if not for the fact that Member also
                          ---------------
owns the Impacted Office, the royalty fee applicable to gross revenues attributable to sales agents working in such office at the time of such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Member's offices, whether such office is operating under this Agreement or any other agreement between Member and a subsidiary of Cendant) shall be equal to: (i) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenues of up to $5,000,000 and
(ii) 2% if the offices acquired in such acquisition had aggregate LTM Gross Revenues in excess of $5,000,000 and (II) after the Commitment has been exhausted, and Member has requested in writing for Cendant to use its funds (which request is made in good faith and on equivalent terms, economic and other, to those in Acquisition Cooperation Agreement) and Cendant has declined to do so, the royalty fee applicable to gross revenues attributable to those sales agents affiliated with such office immediately prior to such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Member's offices, whether such office is operating under this Agreement or any other agreement between Member and a subsidiary of Cendant) shall be equal to: (i) 4% if the offices acquired in such acquisition had aggregate LTM Gross Revenues of up to $5,000,000 and (ii) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenues in excess of $5,000,000; provided that if ERA's impact review policy would have, in
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ERA's sole determination, prevented Member from opening such office due to the proximity of such office to an Impacted Office if not for the fact that Member also owns the Impacted Office, the royalty fee applicable to gross revenues attributable to sales agents working in such office at the time of such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Member's offices, whether such office is operating under this Agreement or any other agreement between Member and a subsidiary of Cendant) shall be equal to 3%. Notwithstanding the foregoing, if Member transfers the operations of one Office ("Office A") to
                                                              --------
another Office ("Office B"), or combines the operations of any two Offices
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("Office A" and "Office B") the royalty fee applicable to Gross Revenues
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generated at the combined Office or the Office to which the operation were transferred, shall be equal to (X) the LTM Gross Revenues for Office A divided by LTM Gross Revenues for Office A and Office B, multiplied by the royalty fee applicable to Office A, plus (Y) the LTM Gross Revenues for Office B divided by LTM Gross Revenues for Office A and Office B multiplied by the royalty fee applicable to Office

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

B. For purposes of this Agreement, the determination of whether the Commitment has been exhausted shall be made assuming that the fifth anniversary of the date of the Acquisition Cooperation Agreement has passed. Notwithstanding anything in this Agreement to the contrary, royalties are payable under this Section 6 with respect to Transition Offices.

C. Late Payment: Royalty Fee payments that are more than ten (10) days late shall bear interest from the due date until paid at a rate of eighteen percent (18%) per annum or the highest rate for commercial contracts allowed by law, whichever is less.

D. Deductions made for special fees, employee home purchases and salesperson home purchases shall not be included as Gross Revenue.

E. The term Gross Revenues shall not include Gross Revenues for which a royalty fee is paid pursuant to Franchise Agreements between Member and any other Cendant subsidiary, currently CENTURY 21 Real Estate Corporation and Coldwell Banker Real Estate Corporation.

7.  NATIONAL MARKETING FUND CONTRIBUTION

A. NMF Contribution. You will support the concept of national advertising and marketing and will contribute two percent (2%) of your Gross Revenues to a National Marketing Fund (the "Fund" or "NMF"), subject to the limitations in the
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next sentence.  There shall be a minimum monthly NMF Contribution per Office of
$192 and a maximum monthly NMF Contribution per Office of $647. The minimum and maximum monthly NMF Contribution levels may be increased under Section 10 of this Agreement. Your NMF Contributions begin to accrue on the Effective Date and are due and payable to ERA at its principal office not later than the tenth
(10th) day following the end of each calendar month. Payments not received by that date shall bear interest at the same rate as late Royalty Fee payments as set forth in Section 6.C of this Agreement.

B. Use and Management of NMF. The NMF is not held in trust and we do not manage it in a fiduciary capacity. ERA may deposit NMF Contributions with its other monies, but will separately and distinctly identify and account for NMF Contributions on its books and records. ERA, as it determines in its sole discretion, will manage and use the NMF Contributions for the development, implementation, production, placement, payment and costs of NMF advertising and marketing and other related services and programs. The NMF may also be used for other purposes such as training, customer service support, capital improvement incentives for ERA offices, and software development and distribution. As used in this Agreement, "NMF advertising and marketing" means national and regional
                    -----------------------------
advertising, marketing, promotions, public relations and/or other programs, including direct mail, market research, customer surveys and test marketing to promote and further the recognition of the ERA Identification and the ERA Integrated Marketing System and the ERA Members generally. "Regional" includes
                                                             --------
any Designated Market Area ("DMA") or group of DMA's.  For purposes of this
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Agreement, DMA shall have the same definition as that used by Nielsen Media
Research of the Dun & Bradstreet Corp, or any other definition that replaces DMA in the advertising trade as ERA reasonably determines. We shall be entitled to reimburse ourselves and our affiliates, and other related parties from the Fund for expenses incurred or advanced to administer and manage the Fund for the conduct of the Fund's activities and for products or services provided to the Fund, including, but not limited to, the reasonable costs of accounting, collection and legal services, as well as other products or services which historically have been provided by unaffiliated third parties, and the costs for employees administering, managing and providing services to the Fund.

You understand that the NMF Contributions are used for NMF advertising and marketing as well as other services and programs as set forth in the preceding paragraph, and that ERA is under no obligation to use or allocate NMF Contributions on a proportional basis with the NMF Contributions collected from any Member specific geographic area or to benefit any particular Member or group of Members. ERA is not obligated to use all the NMF Contributions in the year it receives such NMF Contributions. If ERA spends less NMF Contributions in any year than the amount of NMF Contributions paid into the fund in that year, such excess of NMF Contributions will be accumulated for use in future years.

Upon your written request, ERA will provide you with a financial report of the Fund showing the total NMF Contributions collected and disbursed for the previous year, certified to be true and correct by an officer of ERA or an independent certified public accountant. ERA is not obligated to cause the Fund to be audited or reviewed by an independent certified public accounting firm.

8.  TECHNOLOGY

A. Affiliate Internet Manager. We have developed the Affiliate Internet Manager ("AIM") system, consisting of our proprietary software and non-proprietary operating programs, that enables you to transmit required listing information and transaction information and other data. We will license the software to you without charge during the term of this Agreement. However, you must obtain appropriate connectivity and browser software for this application as well as any platform upgrades that may be necessary within one year after we license the software to you. You are responsible for purchasing compatible hardware from a vendor you select. The technology systems are not available for Apple(R), Power PCs(R) or MacIntosh(R) hardware and are not compatible with OS2(R) or Unix(R) operating systems.

B. Required Computer Equipment. ERA is in the process of revising standards for computer hardware and software. When ERA has completed and revised those standards, you will use your best efforts to maintain computer hardware and software for each Office which meets or exceeds the minimum specifications below or in the Manuals as amended from time to time. The current standards are listed below. You acknowledge that changes in technology may necessitate upgrading, replacing or adding to such equipment or purchasing or leasing additional equipment during the term of this Agreement. Any failure of your computer equipment, software, communications capabilities, and reporting formats to be compatible with ERA's systems shall not result in your failure to timely satisfy your obligations under this Agreement.

     Minimum Requirements:  Intel Pentium CPU in an IBM-compatible personal
     --------------------
     computer; 166 MHz speed; 2 gigabyte hard disk drive; 32 MB Random Access Memory; 10-speed CD ROM; Hayes-compatible 33.6 BPS modem; 15 inch SVGA monitor (800 x 600 pixels, 256 color); Lexmark 7000 Inkjet printer or equal; 16 MB tape or second disk drive (mirrored) for back-up; MS DOS 6.22, Windows 95; Internet access using Internet Explorer 4.0.


C. You are required to transmit and access certain information, including Transaction Track reports, through AIM or through such other means as ERA may require.

D. Systems Support. Applications developed by ERA are licensed and distributed on an "as is' basis. ERA will use its best efforts to provide support, limited solely to ERA-issued applications. ERA reserves the right to change the level and type of support provided at any time without notice.

E. ERA Member's Responsibilities. You are responsible for the selection, purchase, installation and support of all hardware and systems software required to run the ERA technology products. ERA recommends you make arrangements with a local personal computer consultant or dealer for installation and ongoing support of your computer hardware and software.

9.  OTHER COSTS AND OBLIGATIONS

A. Sellers Security(R) Plan. In connection with your required participation in the ERA Sellers Security Plan ("SSP") program, you must sign a Sellers Security
                                ---
Plan Participation Agreement with ERA and pay an annual participation fee which, as of the Effective Date, is One Hundred Twenty-Five Dollars ($125) for each Office. You must pay the SSP participation fee for each Office before each April 1. If ERA does not receive your annual participation fee by April 1 of any year, you may be required to pay an increased fee which, as of the Effective Date, is Three Hundred Dollars ($300) per Office. ERA may adjust this participation fee. ERA will not process any SSP application received from you if you are more than thirty (30) days delinquent in any financial obligations under this Agreement. If ERA incurs losses on properties you list in the SSP, you will share in a portion of such loss, as provided in the Manuals.

B. Commercial/Industrial Broker Network. If you choose to participate in the ERA Commercial/Industrial Broker Network (CIBN), you must sign a separate participation agreement, pay a one-time application fee, and pay annual participation fees. Although these fees may change, as of the Effective Date, the application fee is $50 per Office and the annual participation fee is $300 per Office.

C. Notwithstanding any contrary terms and conditions contained in this Agreement (other than the first sentence of Section 5B hereof), Member agrees to be bound by and comply with the terms and conditions of the Outsourcing Agreement.

D.  ERA International Business Conference.   A representative of each of your
Offices identified on the Office List, as amended, will attend and encourage your sales associates and employees to attend the ERA International Business Conference each year. In any event, each year you will be required to pay for at least one (1) registration fee per Office for the ERA International Business Conference, for each Office whether or not you or your representative attend. You will be required to pay at least one (1) registration fee per Office each year. ERA may bill you at any time before the ERA International Business Conference for one (1) registration fee at the non-discounted on-site rate, if ERA has received no registration from your Office at the time of billing.

E. Brokers of Record. A designated representative responsible for the management and operation of your Business at each Office (the "Brokers of
                                                               ----------
Record") must maintain a valid and current real estate broker license to operate the Business in the states where the Offices are located during the term of this Agreement at your expense. You represent and warrant to ERA that your Broker of Record possesses all required licenses as required by law and this Agreement.
In addition to any other obligations contained herein, Member shall defend and indemnify ERA and their respective shareholders, directors, officers, employees, agents, attorneys, successors and assigns and hold them harmless from and against and reimburse them for all claims, liabilities, damages, attorneys' fees, costs, settlement amounts, etc. arising out of or related to Member's failure to have qualified Brokers of Record.

F. Facsimile Capability. In order to enhance participation in the ERA National Relocation System, on or before the Effective Date you will obtain, install and maintain at your own expense Group

Three compatible facsimile equipment or similar computer facsimile capability accessible by a dedicated telephone line.

G. Offsets. ERA may offset any amounts ERA owes you in full or partial satisfaction of any amounts you owe under this Agreement or otherwise whenever you are more than thirty (30) days past due.

H. Costs of Collection. Where permitted by law, you will pay all costs and expenses, including reasonable attorneys' fees, that ERA incurs in the collection of any fees or amounts due from you under this Agreement or otherwise, whether due to ERA or the applicable local or regional ERA Broker Council, if any, or otherwise to enforce the provisions of this Agreement.

I. Interest. All delinquent payments under this Agreement will bear interest at the rate of 18% per annum simple interest (1.5% per month) or the highest rate for commercial contracts permitted under applicable law, whichever is less.

J. Returned Checks. ERA will charge you a returned check charge on any checks submitted to pay any fee or other amount owed to ERA returned unpaid for any reason. You must replace any such check with a certified or cashiers check, money order or electronic transfer of funds within three (3) days after notification. ERA may charge the highest commercial rate permissible under the law.

K. Ethical Conduct. You will uphold and take reasonable efforts to insure that your sales associates and employees uphold high standards of honesty, integrity, fair dealing and ethical conduct in dealing with the general public, the customers of the Business, other Members and with ERA. All persons engaged in the Business will comply with the Code of Ethics of the National Association of REALTORS(R).

L. Manuals. You will keep your Manuals up-to-date, keep them at your respective Offices , not copy, reproduce or disseminate the Manuals or any portions of the Manuals unless expressly authorized by ERA and return all Manuals to ERA when this Agreement expires or terminates, or ERA requests their return before or after replacement with substituted sources of information.

M. Indebtedness. Member shall not, and shall not permit its subsidiaries to, incur Indebtedness if the Leverage Ratio (after giving effect to the incurrence of such Indebtedness) shall exceed 2.0 (3.0 if the Commitment has been exhausted and not replaced with an additional commitment of funds by Cendant or one of its subsidiaries on substantially equivalent terms). Leverage Ratio shall mean the ratio of total consolidated Indebtedness of Member and its subsidiaries (excluding Cash Secured Loans (as defined below) and the outstanding principal amount of the existing development advance) to pro forma LTM EBITDA (pro forma meaning pro forma for the LTM EBITDA of brokerage offices acquired during such LTM including appropriate cost allocations to reflect operation on a standalone basis if the acquired business was part of a group of companies with shared expenses, but excluding anticipated synergies). "EBITDA" shall mean Member's
                                                  ------
consolidated earnings from continuing operations (excluding extraordinary gains or losses, Conversion Costs (as defined in the Acquisition Cooperation Agreement) and, as agreed between ERA, Member, and, until such time as Apollo owns less than 10% of Member's outstanding common stock, Apollo, one-time or non-recurring items of income or expense) plus interest expense, provision for income taxes and depreciation and amortization expense. Immediately prior to any incurrence of Indebtedness by Member (including Indebtedness incurred by Member upon the acquisition of another entity or upon the assumption of liabilities of another entity), Member shall furnish ERA with a certificate executed by its chief financial officer to the effect that such incurrence is not in violation of this section and that, based on Member's business plan and a good faith forecast prepared at the time of incurrence, the Leverage Ratio is not reasonably expected to exceed 2.0, or 3.0, as the case may be, for the twelve full calendar months following such incurrence. Notwithstanding the foregoing, Member shall not be prohibited from incurring (i) Cash Secured Loans in the ordinary course of business, (ii) working capital revolving loans not in excess of 2% of Member's LTM Gross Revenues (under this Agreement and any other franchise or membership agreement with a subsidiary of Cendant) at any one time outstanding, (iii) letters of credit and hedging obligations in the ordinary course of business, (iv) Indebtedness to refinance existing Indebtedness provided that such Indebtedness is not greater than the Indebtedness so refinanced and (v) other Indebtedness not to exceed 1% of Member's LTM Gross Revenues (under this Agreement and any other franchise or membership agreement with what is then (notwithstanding the last sentence of Section 5B) a subsidiary of Cendant) at any one time outstanding (the foregoing, collectively, "Permitted
                                                                       ---------
Indebtedness"); provided that the Permitted Indebtedness incurred pursuant to
------------
clauses (ii), (iv) or (v) above shall be included in the calculation of the Leverage Ratio, for purposes of determining whether Indebtedness beyond the Permitted Indebtedness is permitted hereunder. "LTM" shall mean, at any time,
                                                ---
the twelve consecutive full calendar months of such Person ending on the most recently completed full month for which financial statements prepared in accordance with generally accepted accounting principles consistently applied are available. "Cash Secured Loans" shall mean any loan incurred in connection
                ------------------
with title insurance and escrow operations to the extent that the principal and interest thereon is secured by an amount of cash or U.S. governmental securities to ensure the full payment of principal and interest thereon after giving effect to the interest income earned thereon. "Indebtedness," at any date shall
                                         -------------
include, without duplication, (a) all indebtedness of Member or its subsidiaries for borrowed money or for the deferred purchase price of property or services (other than current payables incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of Member or its subsidiaries which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of Member or its subsidiaries under capitalized leases, (d) all obligations of Member or its subsidiaries in respect of acceptances issued or created for the account of Member or its subsidiaries, (e) all liabilities secured by any lien on any property owned by Member or its subsidiaries even though neither Member nor its subsidiaries has assumed or otherwise become liable for the payment thereof, and (f) all guarantees by Member or its subsidiaries of obligations of others (including the value of obligations of others secured by liens on the assets of Member or its subsidiaries). For purposes of this section, Indebtedness shall include any outstanding amount of mandatorily redeemable preferred stock or preferred stock with scheduled mandatory redemptions, and shall not include (i) pay-in-kind preferred stock that does not require Member to make any cash payments (other than upon liquidation) and does not include sanctions for the non-payment of cash, other than increasing the dividend rate to a rate not exceeding 13% per annum, (ii) perpetual cash-pay preferred stock that does not contain any sanctions for the non-payment of amounts provided for therein other than the right to elect (together with all other preferred stock other than preferred stock existing on the date hereof) no more than 2 directors to Member's board of directors upon any default; provided that the rate thereon does not exceed 13% per annum and, at the time of issuance thereof, Member would have been permitted under the Leverage Ratio test to incur Indebtedness with fixed charges equal to the fixed charges of such preferred stock and (iii) preferred stock outstanding on the date hereof and any shares paid thereon in accordance with the term thereof.

N. Dividends.   Notwithstanding anything else herein to the contrary, Member shall not be permitted to (i) incur Indebtedness to finance the payment of dividends or (ii) declare or pay any Extraordinary Dividend unless the Leverage Ratio (provided that the Leverage Ratio is calculated such that the consolidated indebtedness is net of cash and cash equivalents) at the time such dividend is declared and paid is no greater than 1.0. "Extraordinary Dividend"
                                                       ----------------------
shall mean any dividend or distribution which is not a regularly scheduled quarterly dividend consistent with past practice and which exceeds the lesser of
(x) 20% of Member's net income for the fiscal year in which such dividend or distribution is declared minus dividends or distributions already paid during such fiscal year and (y) 20% of Member's net income for the fiscal year in which such dividend or distribution is paid minus dividends or distributions already paid during such fiscal year. For the avoidance of doubt, the payment by the Member of all or any part of the $45,000,000 dividend to Apollo Management, L.P. and/or its affiliates ("Apollo") pursuant to the Letter Agreement, dated as of
                        ------
the date hereof, among Franchisee, Cendant, Apollo and others, shall not be restricted in any manner by this Agreement, including this Section 9N.

10.  INCREASES

A. Annual Increases in NMF Contributions. Effective April 1 each year during the term of this Agreement, ERA at its sole option, increase the Minimum and Maximum Monthly NMF Contribution under Section 7A of this Agreement. No percentage increase in any particular fee will exceed the greater of 1) the annual percentage increase of the Consumer Price Index for all Urban Consumers, U.S. City Average (1982-84=100) ("CPI") during the period between December of
                                  ---
the applicable base year of such particular fee and the December immediately preceding the April 1 on which such fee increase is to take effect or 2) the yield to maturity on United States Treasury Bonds (as listed in The Wall Street
                                                                ---------------
Journal or such other source as ERA deems reliable) maturing approximately 30
-------
years after December 31 in the year preceding the effective date of such change. ERA may round to the nearest dollar the amount of increase resulting from application of the CPI percentage or the Treasury Bond yield. The applicable base year for each particular fee is defined for CPI purposes as the calendar year immediately preceding the later of the date ERA first set the particular fee or the April 1 on which ERA last raised that particular fee pursuant to this option. As of the Effective Date of this Agreement, the base year for the Minimum and Maximum Monthly NMF Contributions is 1997. Notwithstanding the foregoing, the maximum and minimum NMF Contribution will be adjusted consistently with all other franchisees of ERA.

B. Other Fee Increases. ERA will also have the right, at its sole option, to impose, eliminate or modify initial membership fees, renewal membership fees, training fees, fees to participate in voluntary programs at any time, including, but not limited to, the Sellers Security Plan, referral fees, late charges and returned check charges, which revisions will not be subject to the limitations described in Section 10A.

11.  RECORDKEEPING; AUDIT

A. Recordkeeping, Financial Statements and Audit. You will maintain accurate records for each Office in the form prescribed by ERA during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement. You will provide ERA, at ERA's request, with quarterly financial statements for each Office within thirty (30) days after the end of each calendar quarter and an annual balance sheet and profit and loss statement within sixty (60) days after the end of your fiscal year. Financial statements must be prepared in accordance with generally accepted accounting principles. You must transmit information to ERA in the manner and format required by ERA and allow ERA or its designee(s) to audit your operations, including your financial record retention systems, or to obtain information from other sources including the local Multiple Listing Service, regarding your Gross Revenues, to verify the Royalty Fees, NMF Contributions and any other fees then due under this Agreement during the applicable audit period. You must immediately pay ERA any of such fees or contributions shown by the audit as having been due during the audit period but not paid. If the audit discloses a deficiency of at least five percent (5%) in amounts due under this Agreement for any three (3) month period, you must also pay all costs incurred by ERA with regard to the audit and such deficiency will constitute a material breach of this Agreement. You must also pay the costs of the audit if ERA must spend more than the average amount of time or energy to get your records relating to any Office in order to do the audit, as compared to an office with a reasonably similar number of listings and transactions. ERA may charge you an administration fee of up to Five Hundred Dollars ($500) if you cancel or reschedule an audit within seventy two (72) hours of the scheduled time of the audit.

B. Access to Records. ERA or such person as ERA may designate in writing will have the right during the term of this Agreement and any renewals, and for period of three years following any termination of this Agreement, to visit any of your Office locations or administrative office location (or such other place as your records may be located) during normal business hours and without hindrance or delay, proceed:

  (1) to inspect, audit, check and make copies of and extracts from your books, records (including state and federal tax returns), journals, orders, receipts, any correspondence and other data relating to your Business or to any transactions;

  (2) to make such verification concerning any portion of such records or of your Business as ERA may consider reasonable under the circumstances; and

  (3) to discuss your records and Business with any officers, directors, employees responsible for maintaining the records, or with your broker of record, or with your sales associates with respect to their transactions.

C. Condition of Assignment or Mutual Termination. ERA may require an audit of your operations at any time, including as a condition of ERA approval of any assignment or mutual termination of this Agreement.

D. Sales Associate Information. You will provide ERA information about your sales associates and allow and assist ERA in any survey of your sales associates.

E. Other Information. You will provide ERA and/or cooperate with ERA in collecting such other information as ERA may reasonably request, including information for research and development of services, products and programs, identification of demographic information, industry reports and preparation of the ERA Uniform Franchise Offering Circular.

12.  RELOCATION AND REFERRAL OBLIGATIONS

A. Operation of Relocation Program. You and ERA each will abide by the Manuals, as amended from time to time at the sole discretion of ERA, with respect to relocation eligibility, format, and procedures and the manner and amount of commission payments from ERA to you or from you to ERA for relocation transactions transmitted through the ERA National Relocation System.

B. Obligation to Refer. You will transmit all residential and commercial real estate relocations exclusively through the ERA National Relocation System.

C. Listing Inventory. You agree to supply to ERA, no later than fifteen (15) days after the Effective Date (in the case of Additional Offices, within 15 days of the amendment of the Office List to include any such Additional Offices), and at all times to maintain with ERA, a complete and current inventory of all listings of your Business, in the format required by ERA, transmitted in the manner required by ERA, for ERA to transmit to other ERA Members or brokers designated by ERA when appropriate.

D. Prospect Contacts. You will contact by telephone each buyer or listing prospect referred or supplied to you by ERA within twenty-four (24) hours of receipt, unless otherwise specified on the relocation form.

E. Follow-Up Reports. You will complete all prospect follow-up report forms in a manner specified by ERA and return them to ERA within seventy-two (72) hours after receipt.

F. Payment of Referral Fee. You will direct the escrow company, attorney or other party handling the closing of any transaction in which a referral fee is due to pay the referral fee at closing directly to the ERA Relocation Center and to identify the referral fee paid with the referral transaction number. If the escrow company, attorney or other party handling the closing of a transaction fails or refuses to do so, you will pay the referral fee to the ERA Relocation Center within three (3) days after the closing of any transaction on which that fee is due. You shall pay the fee in cash, check or certified funds and identify the referral fee with the referral transaction number.

G. Failure to Follow Procedures. ERA reserves the right at its option to cease furnishing referrals to you if you violate any provision of this Section 12 or any provision of the Manuals relating to referral procedures, are otherwise in breach of this Agreement or are delinquent in the payment of any financial obligation to ERA then due and payable.

H. Consent to Use. You consent to ERA's use of your listing and Transaction information.

13.  SHARED IDENTITY OBLIGATIONS; ADVERTISING

A. Advertising. Whenever you advertise or otherwise identify your real estate brokerage Business, you agree to use the mark "ERA" and any other ERA Identification according to ERA standards specified in the Manuals, and to allow no other trade name, logotype or trademark to appear in the advertisement or identification without the express written consent of ERA. ERA consents to Member's use of Cendant Mortgage Corporation's advertisements.

B. Outdoor Sign. As of the Effective Date, you must have installed an ERA approved outdoor illuminated sign, in accordance with specifications in the Manuals, at each Office, and to provide ERA either a color photograph of such sign or a copy of the order for such sign. ERA and you will use commercially reasonable efforts to implement an acceptable alternative to the outdoor illuminated sign if its use is prevented by any code, contract or covenant binding on you.

C. Yard Signs; Business Cards; Flipcharts. As of the Effective Date, you must obtain and put into continuous use for the term of this Agreement:

          (1)  Standard ERA yard signs on all listings;
          (2)  Standard ERA business cards and office stationery; and
          (3) Listing Presentation Flipcharts or portable computers equipped to show a Listing Presentation Flipchart for each sales associate.

D. Independently Owned. You must use the phrase "Each Office Independently Owned and Operated" (or a similar slogan which has been approved by ERA) in conspicuous lettering on all business cards and stationery, real estate listing and Transaction documents, advertising, ERA yard signs, purchase and sale documents, listing agreements, all other printed or recorded material you and your sales associates and employees use and in all other places required by state or local law or regulation.

E. Verification of Use. With regard to yard signs, you will provide ERA, within sixty (60) days after the Effective Date (In the case of an Additional Office, within sixty (60) days of the amendment of the Office List to include such Additional Office), either a color photograph of such signs or a copy of the order for such signs.

F. ERA Standards. For each Office, you must purchase Items in subsections B and C above, and any other supplies and Materials bearing ERA Identification from a supplier approved by ERA.

G. Fictitious or Assumed Name. For each Office, you must adopt a trade name which includes the mark "ERA" in accordance with the Manuals, and use no other name to conduct the Business for the duration of this Agreement. If required by law, you must file for and maintain a Certificate of Fictitious Name or comparable instrument and furnish ERA evidence of such filing. You agree not to use "ERA" or "Electronic Realty Associates" as any part of the legal name of an entity without the advance written consent of ERA. Once established, you may not change your legal entity or trade names without the advance written consent of ERA.

H. Maintain Image Standards. ERA may undertake from time to time to determine if you are meeting ERA's standards for ERA Identification usage. You will promptly correct whatever deficiencies ERA finds to exist.

I. Goodwill. You covenant with us that you will not make or publish any statement or advertisement which would, or could be construed to, demean the image, value, identity, or goodwill of ERA or of any other Member. This covenant is independent of and will survive any termination, expiration or assignment of this Agreement.

J. Ethical Standards. You will adhere and take efforts to ensure that your sales associates and employees adhere to the standard of ethics that may be specified by the National Association of REALTORS or in the Manuals from time to time.

K.  Advertising Standards.   All of your advertising will be completely factual,
not intentionally misleading and in good taste in the judgment of ERA.

14.  ERA HOME PROTECTION PROGRAMS

A. Required to Present. As part of the ERA Integrated Marketing System, and unless otherwise prohibited by law, you will use your best efforts to cause the marketing and issuance of the Seller Protection Plan ("SPP") and Buyer
                                                       ---
Protection Plan ("BPP") coverage in connection with every listing agreement
                  ---
written or secured on eligible properties by your Business. The BPP and SPP coverages are referred to collectively as the "Home Protection Plans." The Home
                                               ---------------------
Protection Plans are administered by Aon Home Warranty Services, Inc. as of the Effective Date. You must submit a signed form to ERA or such other entity designated by ERA (its "Designee") within three (3) days after taking each
                        --------
listing, evidencing acceptance or rejection of the SPP or BPP. You will comply with all the terms and provisions of the Manuals governing SPP and BPP.

B. Listing or Selling Broker. You will restrict your efforts for issuance of any ERA Home Protection Plan contracts only to those sellers and buyers of homes in which you are the listing or selling real estate broker at the time of sale or offering for sale.

C. Collection of Contract Price. For each BPP you cause to be issued, you must collect all BPP fees and pay ERA or its Designee, within three (3) days after close of escrow on the sale, the contract price specified in the Manuals or announced by ERA from time to time. ERA has the right, at its sole option, to amend, or authorize the amendment of, the contract price for BPP contracts, and you will, upon thirty (30) days' advance written notice (or such advance notice as ERA can reasonably give) abide by such amendment.

D. Improper Withholding of BPP Fees. You will not withhold from ERA or its Designee any BPP fees collected and due ERA or its Designee. If you do withhold any BPP fees collected and due ERA or its Designee, such action will constitute a material breach of this Agreement and you will immediately pay ERA or its Designee such amount and late fees. Such conduct is considered consumer fraud in many states and may subject you to criminal charges. ERA may suspend your right to market the ERA Home Protection Plans if you withhold BPP fees.

E. Price. You will market BPP contracts on behalf of ERA or its Designee at the current price listed on the state specific schedule of fees, or at such current price as is announced by ERA from time to time.

F. Inform of Availability. You will inform each seller and buyer of any home being sold in which the Business is involved of the availability of SPP and BPP and will satisfy ERA or its Designee that you have done so in accordance with procedures specified in the Manuals. You will deliver to each buyer or buyer's agent (if buyer is represented by someone other than the Business), the Buyer Protection Plan closing instructions before closing, as required by the Manuals.

G. Home Protection Plan Claims. If the amount or number of claims paid on Home Protection Plan contracts you submit for any Office exceed the acceptable loss ratio of claims paid to fees paid established by ERA or its Designee, then ERA may terminate your continued participation of such Office or impose additional requirements or conditions on the continued offering of Home Protection Plans. The nature and extent of this action will be at the sole discretion of ERA. An unacceptable loss ratio will not relieve you of your obligation to present the ERA Home Protection Plans. Acceptable loss ratios and other conditions are determined solely by ERA or its Designee and are described in the Manuals.

H. This Section 14 shall only apply if, pursuant to the Outsourcing Agreement, Member is required to participate in Aon Home Warranty Programs. In the event of any conflict between this Section 14 and the terms of any program in which NRT is participating pursuant to the Outsourcing Agreement, the terms of such program shall control.

15.  LOCAL BROKER COUNCILS

A. Obligation to Participate. You support the concept of cooperative marketing activities with other Members in your area in order to derive more fully the benefits of local and regional identity. Therefore, each Office will use its reasonable best efforts to join and participate in local and regional ERA Broker Councils when formed to serve the DMA or area in which such Office is located. Each Office will also use its reasonable best efforts to adopt and abide by the ERA Broker Council By-Laws and decisions of the respective Broker Councils. ERA may amend the ERA Broker Council By-Laws from time to time.

16.  MODIFICATION OF THE SYSTEM; IMPROVEMENTS; CONFIDENTIALITY

A. Agreement to Accept Modifications. ERA may change, augment or modify the ERA Identification or ERA Integrated Marketing System, including the adoption and use of new or modified trade names, trademarks, trade dress, service marks, copyrighted materials, new products or services, new equipment, new business methods or new techniques in its sole discretion from time to time, without the consent of the Members. You will accept, use and display any such changes in the ERA Integrated Marketing System as if they were a part of this Agreement at the Effective Date. You will make such expenditures as may be required to conform to such changes, augmentations or modifications.

B. Elimination of Programs. Notwithstanding any other provision of this Agreement, ERA reserves the right to modify, suspend or eliminate any new or existing portion of the ERA Integrated Marketing System or ERA Identification.

C. Improvements by You. If, during the initial or any renewal term of this Agreement, you conceive of or develop any improvements or additions to the ERA Integrated Marketing System, new trade names, trademarks, service marks or other commercial symbols related to the Business or any advertising or promotion ideas related to the Business ("Improvements"), you will fully disclose the
                          ------------
Improvements to ERA without disclosing the Improvements to others. You must obtain ERA's written approval before using any of the Improvements. Any Improvements approved by ERA shall be deemed licensed to ERA on a royalty-free, paid-up, perpetual worldwide license, and may be used by ERA and all other ERA Members without any obligation to you for royalties or similar fees. You assign to ERA without charge, any and all of your right, title and interest in and to any and all Improvements, including the right to grant sublicenses to use any Improvements. ERA at its discretion may make application for and own copyrights, trade names, trademarks and service marks relating to any Improvements. ERA may also consider the Improvements as the property and trade secret of ERA. ERA will authorize you to utilize any Improvements authorized generally for use by other ERA Members.

D. Confidentiality. You acknowledge that all of the information you now have or obtain in the future regarding the ERA Integrated Marketing System and the concepts and methods of promotion are part of ERA's franchise system and you will treat as confidential all information disclosed to you in confidence. You will never directly or indirectly engage in or aid in the misappropriation, disclosure, divulgence or distribution of any part of the ERA Integrated Marketing System or the concepts and methods of promoting ERA franchises. You also will require all your management personnel employed in the Business to enter into an agreement that ERA can enforce, under which they agree to treat that information as confidential.

17.  TERM AND TERMINATION

A.  Initial Term and Renewals.

        (1)  Initial Term.  The initial term of this Agreement is for a period
             ------------
     commencing on the date hereof and ending on the date 50 years from the date hereof (the "Expiration Date").
                  ---------------

        (2)  Renewals.  Upon the expiration of each term hereof (other than
             --------
     upon a termination by ERA), Member shall have the option to extend the term hereof for an additional 50 years, provided that, Member complies with all
                                        -------- ----
     of the following:

        (i) At the time of the extension of the term hereof, Member shall not be in material default under Member's existing Franchise Agreement or any other agreement or obligation Member may have with ERA (such as other ERA membership agreements), including, but not limited to,

Member's obligations to (x) pay Royalty Fees, National Marketing Fund contributions, Broker Council assessments (to the extent Member is required herein to participate in such Broker Councils), interest and late charges, audit fees and other properly chargeable amounts; and (y) comply with the Manuals, including trade name and logo guidelines.

  (ii) Member shall deliver to ERA written notice of Member's intent to renew not more than one hundred eighty (180) days and not less than ninety (90) days prior to the Expiration Date of the term under which Member is then operating; if no such notice has been received by ERA at least ninety (90) days but not more than one hundred eighty (180) days prior to said Expiration Date, then Member's option to extend the term hereof shall be extinguished and ERA shall have the right, during the ninety (90) day period prior to said Expiration Date, subject to local law, and notwithstanding any other provision of this Agreement, to market, grant, place and/or operate franchises in the general vicinity of any of Member's Offices. Upon receipt of such notice, the term hereof shall automatically and without further action be extended to a date 50 years from the date the term of this Agreement was otherwise to terminate.

  (iii) Member, as a condition for extending the term hereof, shall make such reasonable expenditures as ERA may require, pursuant to this Agreement, as are necessary to conform with ERA's standards for interior and exterior office size, decor, overall attractiveness and cleanliness then in effect.

(iv) Member shall pay no initial franchise fee or renewal fee in connection with extending the term hereof.

  OTHER THAN AS SET FORTH IN THIS SECTION, NEITHER PARTY HAS RENEWAL RIGHTS.

B. Termination. This Agreement may be terminated in its entirety or as to any particular Office(s) only under the following terms and conditions:

  (1) Mutual Consent.  By mutual consent of the parties;
      --------------

  (2) Termination by Member.  By you for a material breach by ERA of Sections 3
      ---------------------
  or 4 of this Agreement upon ninety (90) days' advance written notice to ERA and opportunity to cure during the entire notice period. If ERA cures that breach during the ninety (90) day notice period, or if the breach cannot be cured in ninety (90) days, if ERA diligently commences to cure that breach within the ninety (90) period and cures the breach within a reasonable time, your right to terminate this Agreement for such notice and material breach will cease. For you to terminate, you must be in compliance under this Agreement at the time you give notice and at the time of termination.

  (3)  Termination by ERA for Good Cause.  By ERA for good cause which will
       ---------------------------------
  mean any material breach by you of your obligations under this Agreement as determined by ERA in its sole discretion exercised in good faith. Good cause includes both curable and non-curable defaults, such as, but not limited to, the following:

     (a)  Curable Defaults; Notice.

     After giving you thirty (30) days' advance written notice of the proposed termination and the opportunity to cure the breach during the entire notice period, or such longer or shorter notice as is required or permitted by the law of the state where the Office is located, if the breach is:

     1. The failure to pay when due any financial obligation to ERA, to the applicable Broker Council, or to the National Marketing Fund;

     2. Refusal or failure of any Office to join and/or participate in your local Broker Council or to comply with or abide by the authorized and lawful actions and decisions of that Broker Council;

     3. An audit by ERA of your records which discloses a deficiency of at least five percent (5%) in amounts due under this Agreement within any three (3) month period, or your refusal to permit ERA to audit your operations and records;

     4. Any attempt by you to subfranchise (Subfranchising is defined to include, without limitation, any license or grant to any other person or entity of the right to use the ERA Identification or the ERA Integrated Marketing System in connection with the operation of an office owned or leased, in whole or in part, by such other person or entity, or in which such other person or entity is responsible for losses, if any, incurred in the operation of such office.);

     5. Any other material breach of this Agreement not listed below as a noncurable default.

Upon receipt of notice to terminate with right to cure, you must immediately commence diligently to cure that breach. If you cure that breach during such period, the right of ERA to terminate this Agreement for such breach will cease, subject to termination for repeating the same default as described below.

     (b) Noncurable Defaults; No Notice Required.
     ERA reserves the right to terminate this Agreement immediately without prior notice and without your right to cure for any of the following causes:

          1.   Suspension or revocation of your real estate license;

          2. Any conduct by you which impairs the image, identity, value or goodwill associated with ERA Identification or the ERA Integrated Marketing System, including, without limitation, any breach of
               Section 13;

          3. You are the subject of any bankruptcy, receivership, composition, assignment, marshaling, insolvency or similar proceeding for the benefit of creditors, provided that termination upon bankruptcy may not be enforceable under Title 11, United States Code;

          4. Abandonment of your Office(s), demonstrated by removal of the ERA Identification or by your not operating the Business for five consecutive business days or any shorter period when, under the facts and circumstances, it would not be unreasonable for ERA to conclude that you do not intend to continue to operate the Business, unless the cause is a force majeure beyond your control, e.g., flood, earthquake or similar acts of God;

          5. Any default for which ERA has issued you a notice of default during the last twelve (12) months advising you of ERA's intent to terminate for the same cause, even if the default(s) were cured;

          6. Any material misrepresentation or omission by you, or at your direction to ERA with respect to acquiring the ERA Membership; or

          7. Upon any merger, consolidated or reorganization, or sale or transfer or any series of sales or transfers (whether related or unrelated) that result in thirty percent (30%) or more of the voting power or the outstanding shares of Member's common stock being owned beneficially or of record by a single person or group (each as defined in Section 13)d)(3) of the Securities Exchange Act of 1934, as amended) (other then Cendant or any successor thereto or Apollo) (the "Acquiring Person") whether by operation
                                        ----------------
               of law or otherwise, unless the prior written consent of ERA shall have been obtained; provided that the Acquiring Person still owns such 30% or more ten business days after notice to the Acquiring Person (which notice Member hereby agrees to deliver to the Acquiring Person and ERA). For purposes of determining the outstanding shares of Member's common stock, securities convertible into (but not exercisable for) common stock shall be deemed to have been converted into common stock. Notwithstanding anything to the contrary herein, transfers of interest in the Member by Sponsors (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholders Agreement shall not be a termination event under this Agreement.

C. Pretermination Options of ERA. Before termination, if you fail to pay any amount owed under this Agreement, or fail to comply with any term of this Agreement, then in addition to any right ERA may have to terminate this Agreement or to bring a claim for damages, ERA will also have the following options with respect to any or all Offices:

        (1) To suspend all services provided to you under this Agreement or otherwise, including training, marketing assistance and other award(s) eligibility for you and your agents, and the sale of products and supplies;

        (2) To suspend taking or placing referrals or relocation requests, Home Protection Plans and/or Sellers Security Plan applications for or from you and to direct any inquiries regarding these or other programs or services to other ERA Members; and/or

        (3) To eliminate listing you in any advertising, marketing or promotional materials, including Yellow Pages directory or other
                                         ------------
        directory listings, approved or published by ERA.

        ERA may continue taking such actions until you have brought your account current, cured any default, and complied with ERA requirements, and ERA has acknowledged such compliance in writing. ERA's exercising one or more of the options permitted in this Section 17C will not suspend or release you from any obligation you would otherwise owe to ERA, the applicable ERA Broker Council or to the National Marketing Fund. Your right to cure does not restrict the right of ERA to initiate or institute any legal action it deems appropriate before, during or after the cure period.

D. Effect of Nonrenewal or Termination. In the event of nonrenewal or termination, you must, for each terminated Office, immediately, at your expense, return to ERA all property belonging to ERA including originals and all copies of the Manuals, all copies of ERA-issued technology products (including copies held or under the control of your sales associates), and all films, cassettes and instruction manuals which are part of the ERA programs. Each such Office must also immediately discontinue all use of the ERA Identification licensed to you by this Agreement in any and all of your materials. Such Office must immediately discontinue all use of signs or cross arm signposts displaying the unique style, logo, colors, color patterns and designs of ERA and/or ERA Identification. If you desire to use such signs or cross arm signposts after the nonrenewal or termination, you must immediately change the colors and color patterns by complete repainting of the signs or signposts and you must permanently remove or cover any ERA Identification on the signs and must provide ERA with color photographs of such changed signs and signposts. Effective immediately upon the date of termination or nonrenewal, all representatives of such terminated Office(s) will refrain from any representation whatsoever that you are an ERA Member or are or have been otherwise affiliated with ERA. You must immediately advise all of your then-current real estate listings associated with such Office that you are no longer associated with ERA and must assign the telephone number to ERA or its designee(s) and immediately cause the local phone company (white pages) and the Yellow Pages publisher to remove the Offices from
                              ------------
its listings of ERA Members in any directory or listings.

E. Effect of Continued Use of ERA Identification. Upon nonrenewal or termination for any reason whatsoever, any continued use of the ERA Identification by you, the Business or any sales associates of a terminated or nonrenewed Office: (1) will constitute willful and knowing mark infringement, dilution of ERA's trademark rights and unfair competition; and (2) may constitute trafficking in a counterfeit mark for which both civil remedies and criminal penalties may be imposed.

F. Infringement Damages. If ERA brings an action against you or anyone associated with you in the Business, before or after nonrenewal or termination, seeking to halt infringement of ERA Identification, you acknowledge that any court having jurisdiction of the matter may enter temporary restraining orders, preliminary and permanent injunctions without posting a bond or other security; and may order the immediate seizure and destruction of any infringing materials. If any court rules that a bond is required and cannot be waived, you stipulate that a $1,000 bond will be sufficient. Furthermore, in addition to your continuing obligations under Section 17G, H and I below, you will pay ERA Royalty Fees, and NMF Contributions on all Gross Revenues during the period of any infringement; attorneys' fees incurred by ERA in the enforcement of the rights of ERA with respect to the ERA Identification; and the costs and disbursements of bringing the enforcement action.

G.  Surviving Obligations.

(1) Except as specifically set forth in this Agreement, upon expiration of the Membership Agreement or its termination by ERA as to any or all Offices, you will have no further interest or rights pursuant to this Agreement with respect to such Offices. All financial obligations of ERA and you to each other, incurred before termination or expiration, will not be affected by such expiration or termination; and must be satisfied as would have been required under this Agreement. In addition, you will remain obligated to pay Royalty Fees, NMF Contributions, referral fees, Home Protection fees and Sellers Security Plan fees on transactions pending at the time of expiration, termination or assignment. The provisions of this Section 17 also survive termination or expiration of this Agreement.

(2) In the event that prior to the expiration of any term hereof, there is (i) a failure to pay royalties on a timely basis, (ii) a termination of this Agreement by Member, (iii) any breach of Section 5E hereof due to the willful closure or willful deidentification of Offices in excess of those permitted to be closed or deidentified pursuant to Section 5E, (iv) any breach of Section 5E hereof due to the closure or deidentification of in excess of 20 of the Offices permitted to be closed or deidentified pursuant to Section 5E, (v) termination of this Agreement pursuant to Section 17(B)(3)(b)(7), (vi) the affiliation by Member with another real estate brokerage system (other than a system owned by Cendant), or (vii) any breach of this Agreement by Member (other than a breach of Section 9C hereof) that has, or is reasonably expected to have, a material adverse effect on the ERA System, in each case other than clause (v) above after notice to Member and a reasonable opportunity to cure (each, a "Liquidated
                                                                ----------
Damages Event"), Member shall immediately become obligated to pay ERA ERA's
-------------
"lost future profits" (as hereinafter defined). For purposes of this Agreement "lost future profits" for an office shall consist of all royalty fees which Member would have paid to ERA with respect to such office from the date of the Liquidated Damages Event through the earlier of the end of the then-current term of this Agreement, had there been no Liquidated Damages Event, and 25 years from the date of the Liquidated Damages Event. The parties acknowledge and agree that it would be impracticable and extremely difficult to calculate the actual amount of lost future profits payable by Member, and that the following method of calculation represents a fair and reasonable estimate of foreseeable lost future profits: Lost future profits shall be calculated on an Office by Office basis by determining the average monthly royalty fee payment payable by the Member to ERA for each such Office from the commencement date of this Agreement through the date of the Liquidated Damages Event, and multiplying these average amounts by the lesser of (i) the actual number of months (and any fraction thereof) remaining between the date of the Liquidated Damages Event and the end of the then-current term of this Agreement and (ii) 300. Lost future profits shall be payable with respect to all of Member's Offices, provided that in the case of clauses (iii) and (iv) of the definition of Liquidated Damages Event, lost future profits shall only be payable with respect to the Offices closed or deidentified in violation of Section 5E (including the 20 permitted to be closed or deidentified before clause (iv) becomes effective). Member acknowledges that the lost future profits set forth in this section are fair and reasonable, in light of the fact that ERA's affiliate has participated in Member's prior acquisitions and will participate in Member's future acquisitions by purchasing the tradenames and trademarked operating names of the acquired entities with the intention of licensing such names, together with the names licensed hereunder, to Member and the expectation of royalties in consideration of the use of such names, for the full term of this Agreement.

H. Other Damages. If you take any action after this Agreement is terminated or expires that causes damage to ERA, and ERA is successful in obtaining judicial relief against you as a result of such action, you will be liable to ERA for an additional amount equal to the aggregate of ERA's costs of commencing and prosecuting the action, including, reasonable attorneys' fees, costs of investigation and proof of facts, court costs and other litigation expenses. Member acknowledges that in addition to the provisions of Section 17G hereof, upon a termination of this Agreement prior to its Expiration Date, or breach of this Agreement, ERA shall be entitled to any other remedy at law or in equity.

I. In addition, the parties agree that in event of a termination, for any and all offices, of this Agreement by ERA by reason of a breach of this Agreement by Member, other than an Early Termination, the parties agree that ERA shall not be entitled to any damages for lost future profits and ERA shall be required to pursue its other remedies in connection with such breach under this Agreement and under applicable law.

J. Post Termination Audit. You will cooperate with ERA and permit ERA to conduct an audit of your records in accordance with Section 11B above after this Agreement expires or is terminated.

18.  ASSIGNMENT

A. Assignment Generally. You may not assign the rights, or delegate your duties under this Agreement without advance written approval of ERA, which approval may be withheld in ERA's sole discretion.

B. Reserved.

C. Notwithstanding anything to the contrary herein, each party acknowledges that transfers of interests in Member by Sponsors (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholders Agreement shall not violate this Section 18. "Stockholders Agreement" shall mean the Stockholders
                          ----------------------
Agreement, dated as of August 11, 1997 between and among Member and the Stockholders thereof identified on Schedule A thereto, as amended or restated from time to time.

D.  Reserved.

E.  Reserved.

F. Assignment by ERA. ERA may assign, delegate or subcontract all or any part of its rights and duties under this Agreement, including by operation of law, without notice and without your consent. You are not the third party beneficiary of any contract with a third party to provide services to you under this Agreement. ERA will have no obligations to you after you are notified that a transferee has assumed ERA's obligations under this Agreement except those that arose before ERA assigns this Agreement.

19.  INDEMNIFICATION AND INSURANCE

A. (1) Your Indemnification of ERA. You will indemnify ERA, Cendant and their respective officers, directors, employees, successors and assigns (the "Indemnified Parties") in any legal action, claim or other adversary proceeding
--------------------
(including alternative dispute resolution proceedings) related to the Business or to you in which the liability of the Indemnified Party is alleged or in which the Indemnified Party is named as a defendant or codefendant as a result of activities by you which are not in accordance with this Agreement, with ERA policy as published in the Manuals or with any law, rule, regulation or custom governing real estate brokerage operations, or in which the alleged liability of the Indemnified Party is based on principles of agency, respondent superior, or the existence of a joint or common enterprise between an Indemnified Party and you, or in which the Indemnified Party is alleged to have been negligent in your selection, training or supervision. You will reimburse the Indemnified Party for all costs and expenses of defending the matter incurred by the Indemnified Party, including attorneys' fees, if your insurer or you do not assume defense of the Indemnified Party promptly when requested or a conflict of interest requires retention of separate counsel. ERA must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the ERA franchise system, or could serve as a precedent for other matters. Your obligations to indemnify and hold harmless each Indemnified Party will survive the termination, expiration or assignment of this Agreement, but any release by ERA of your obligations under this Agreement will not release your obligations under this Section 19 with respect to any claim that arose before expiration, assignment or termination of this Agreement. Notwithstanding the foregoing, the indemnification provided for in this subparagraph shall not extend to any liability, cost or expense or to any suits, proceedings or claims
(i) to the extent arising from the affirmative acts of ERA or its employees or any indemnified party or from the actions of

Member or its employees engaged in at the direction of ERA or any indemnified party, or (ii) which do not arise out of or relate to member's operation of the Business, including those that arise out of disputes under any agreement (A) between ERA and Member, other than this Agreement or (B) between Member and its stockholders. The obligations of Member pursuant to this Paragraph shall survive the expiration or termination of this Agreement.

  (2)  Reserved.

B.  Insurance.

        (1) Required Policies and Coverage. You will obtain and maintain for the term of the Membership Agreement for each Office identified on the Office List, at Member's expense, commercial general liability insurance for all of its operations (including operations under other franchise or membership agreements) in an amount not less than a $50,000,000 coverage limit per year (with a $1,000,000 coverage limit per occurrence). Member shall, for the entire term of this Agreement, maintain at Member's expense errors and omissions insurance for all of its operations (including operations under other franchise or membership agreements) in a coverage limit per year not less than the Yearly Insurance Limit (with a coverage limit per occurrence not less than 10% of the Yearly Insurance Limit). ERA reserves the right to establish minimum standards with which underwriters providing the aforementioned insurance coverage must comply. Said policies of insurance shall insure Member against any liability which may arise in connection with the operation of Member's real estate brokerage business and such collateral businesses as may be approved in writing by ERA and shall be in such form as ERA approves. If required by law, Workers' Compensation Insurance shall be carried on all employees and sales associates. All insurance policies maintained by Member, other than Worker's Compensation Insurance, shall contain a separate endorsement naming ERA, Cendant and Cendant Finance Holding Corporation as additional insureds; shall not be subject to cancellation, except on ten (10) days written notice to ERA; and shall contain an express waiver of any and all rights of subrogation whatsoever against ERA. Member shall cause certificates of insurance of all such policies and endorsements, showing compliance with the above requirements, to be deposited with ERA within thirty (30) days of the execution of this Agreement and annually thereafter. "Yearly Insurance
                                                              ----------------
        Limit" shall mean", for each calendar year of this Agreement, (i)
        -----
        $10,000,000 if Member's total revenue (as reported on Member's financial statements) ("Total Revenue") for the calendar year immediately prior to
                      -------------
        the calendar year for which the Yearly Insurance Limit is being calculated is not more than $2,500,000,000, (ii) $15,000,000 if Member's Total Revenue for the calendar year immediately prior to the calendar year for which the Yearly Insurance Limit is being calculated is between $2,500,000,000 and $3,000,000,000 and (iii) $20,000,000 if Member's
        Total Revenue for the calendar year immediately prior to the calendar year for which the Yearly Insurance Limit is being calculated exceeds $3,000,000,000. Such policies must be in form and content satisfactory to ERA and must be issued by an insurer(s) rated A or better in Class X by Alfred M. Best and Company Inc., or comparably rated by Moody's and/or Standard and Poor's or similarly reliable rating services acceptable to ERA. ERA reserves the right to change the minimum acceptable rating requirement.

C. Tail Coverage. As one of the conditions to ERA's granting approval of an assignment or request for mutual termination of this Agreement, you must purchase and provide evidence to ERA that you have purchased tail (extended option) coverage on all applicable policies for a minimum of twelve (12) months after the effective date of any assignment or mutual termination.

20.  AMENDMENT

A. Written and Signed. Any modification, change or amendment to this Agreement must be in writing and signed by the President or any Vice President authorized by the President of ERA and by you.

B. Authority to Amend. NO FIELD REPRESENTATIVE, INCLUDING ANY DIVISIONAL OR REGIONAL PRESIDENT, REGIONAL VICE PRESIDENT OR REGIONAL OR DISTRICT BUSINESS MANAGER OF ERA, HAS THE RIGHT OR AUTHORITY TO MAKE ORAL OR WRITTEN MODIFICATIONS, CHANGES OR AMENDMENTS TO THE TERMS OF THIS AGREEMENT. NO SUCH UNAUTHORIZED MODIFICATION, CHANGE OR AMENDMENT WILL BE BINDING UPON EITHER PARTY.

21.  WAIVER

A. Waiver. If any provision(s) of this Agreement is or becomes in violation of any local, state or federal law, then such provision(s) will be considered immediately amended to conform to that law. If the violative provision cannot be amended to conform to that law, each party expressly releases the other from any liability under the violative provision of this Agreement if either party cannot fulfill any obligation under this Agreement due to any provisions of local, state, or federal laws governing the violative provision. No waiver of any breach of any term or condition contained in this Agreement will constitute a waiver of any subsequent breach of the same term or condition.

B. Limitations Period. Failure, refusal or neglect by either you or ERA to exercise any right or remedy arising under this Agreement or otherwise, or with any specification, standard or operating procedure of ERA as to any Office, will waive any default arising under this Agreement or the right of a party to any remedy resulting from such action or inaction of the other, and will prevent exercise or enforcement of any right or remedy as to such Office, unless the non-defaulting party provides written notice of such default to the other party within twelve (12) months after such right or default occurs. If ERA conducts an audit and discovers defaults not previously known, then ERA will have an additional twelve (12) months after an audit by ERA before any waiver of any of your defaults will become effective. Such waiver will not apply to your financial obligations of which ERA had no knowledge, e.g., without limitation, Royalty Fees and NMF Contributions on unreported Gross Revenues . Any obligation billed by ERA will be deemed to be notice of a right to collect.

C. Disputes with Others. You and ERA agree that a decision of an arbitrator, mediator or court of competent jurisdiction in arbitration, mediation or litigation to which one of them is not a party will not in any manner prevent the person that was a party to such action from making similar arguments or taking similar positions in any action between you and ERA. You and ERA each waive the right to assert that principles of collateral estoppel prevent either you or ERA from raising any claim or defense in an action between you and ERA as a result of such party having lost a similar claim or defense in another action.

22.  NON-COMPETITION COVENANTS

A.  Reserved

B. Reserved.

C.  Competing Services or Products.   During the initial or any renewal term of
this Agreement, neither you nor any of your subsidiaries, nor your respective officers, directors, employees, sales associates or agents will organize, manage, operate, hold any ownership interest in or receive compensation from any firm, company or other business entity which provides or seeks to provide equipment, supplies, services or other operating materials to other ERA Members, without the advance written consent of ERA.

23.  INDEPENDENT CONTRACTOR

A. Independently Owned and Operated. You will, at all times, hold yourself and the Business out to be an independently owned and operated business and otherwise operate your Business in compliance with any applicable laws, rules and regulations. You must conspicuously disclose in your real estate sale documents, listing agreements and on all business cards, stationery, and in all advertisements and in all other printed or recorded material you and your sales associates and employees use, that you are independently owned and operated and are not an agent of or owned by ERA. That disclosure must be conspicuous. You expressly understand that you will be an independent contractor and must hold yourself out to the general public as such. This Agreement does not make you an agent, legal representative, joint venture, partner, employee or servant of ERA for any purpose. You are not authorized to make or promise any contract, agreement, warranty or representation on behalf of ERA or an affiliate, except as expressly provided in this Agreement, or to create any obligation, express or implied on behalf of ERA. You are not authorized to accept service of process or legal notices directed to ERA. You acknowledge that this Agreement does not constitute or create, and the relationship between ERA and you is not and is not intended to be, a fiduciary relationship.

B. Responsibility for Operations. ERA will have no obligation to pay your commissions, taxes, wages or other expenses, and will have no right to regulate or participate in the recruitment, selection, engagement, retention, discipline or termination of your sales associates or employees, or to determine or limit the parties from whom you may accept listings or to or for whom you may sell property, the commission rates you charge, the commission splits between you and your sales associates, your working conditions, the manner or details of work performed by you or your sales associates or employees, except as may be necessary to protect the ERA Identification and goodwill. You agree that you are solely responsible for the conduct of the Business operated under this Agreement according to your own judgment, and in accordance with the provisions of this Agreement and the Manuals as they may be amended from time to time.

C. Ownership/Participants. Notwithstanding the foregoing, ERA and its affiliates may be equity owners of and may participate in the operating profits of Member or any affiliates of Member and this Section 23 shall not limit, in any way, the rights, responsibilities or relationships relating to such equity interest or profit participation.

24.  MISCELLANEOUS

A. Credit Report. You authorize ERA to investigate your credit and will supply ERA with references and signed consent forms for this purpose. You consent to exchange of information about you, the Business and your business and credit history on a privileged basis between ERA and your references or persons named in your credit report.

B. Automatic Withdrawal. You will sign any documentation necessary to permit payment from your bank accounts through electronic funds transfer or similar methods of any fees or payments due under this Agreement to ERA or your ERA Broker Council.

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

C. Taxes. If any sales, income, services, use or privilege tax is imposed or levied by any government or governmental agency on account of your payment to ERA of Royalty Fees, NMF Contributions or other payments to ERA under this Agreement, then you must pay to ERA an amount equal to the amount of that tax. This provision will not apply to federal or state income taxes (or optional alternatives to an income tax) imposed on ERA.

D. Successors and Assigns. Subject to the provisions of Section 18, this Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

E. Notices. All notices required under this Agreement must be in writing and will be deemed given: (1) if personally delivered to the respective party at the address specified below (or at such other address as a party may subsequently designate for itself by notice to the other party), or (2) if deposited in the United States mail, by certified mail, return receipt requested, postage prepaid, and addressed to the respective party at the address specified below (or at such other address as a party may subsequently designate for itself by notice to the other party), or (3) if faxed, provided that a confirmation copy of any fax transmission is mailed to the respective party via first class United States mail:

  (1)  If to you: NRT Incorporated, 6 Sylvan Way. Parsippany, NJ 07054;
                  -----------------------------------------------------
  Attention: President
  --------------------

  (2) If to ERA: ERA Franchise Systems, Inc., 6 Sylvan Way, Parsippany, NJ 07054; Attention: Vice President-Franchise Compliance; FAX: (973) 496-5641.

  Any notice will be considered given as of the date personally delivered or faxed or three (3) business days after the date of deposit in the United States mail, as the case may be. Either party has the right to change their address for notice by giving written notice as provided in this paragraph.

F. Headings. The headings in this Agreement are for convenience only, do not constitute a part of this Agreement, and will not be deemed to limit or affect any of the provisions of this Agreement.

G. Time of the Essence.  Time is of the essence of this Agreement.

H. Applicable Law. This Agreement will be governed by the laws of the state of New Jersey, except that the New Jersey Franchise Practices Act shall not apply to Members with Offices located outside New Jersey.

I. Venue and Jurisdiction. You submit to the non-exclusive personal jurisdiction of the State and Federal courts of New Jersey with respect to any litigation pertaining to this Agreement or to any aspect of the business relationship between the parties. Such litigation will have venue in State courts in Morris County, New Jersey, or in the United States District Court for the District of New Jersey.

J. WAIVER OF JURY TRIAL. The parties waive the right to a jury trial in any action related to this Agreement or any aspect of the relationship between the Member, ERA and their respective successors and assigns.

K. Waiver of Punitive Damages. ERA and you fully waive any right to or claim for any punitive or exemplary damages against the other and agree that if any dispute arises between them, each will be limited to recovery of actual damages sustained which, in the case of ERA, includes lost future profits as set forth herein.

L. Attorney Fees. In any claim or counterclaim or other legal proceeding brought by either you or ERA against the other in connection with this Agreement, if such party instituting the claim, counterclaim or legal proceeding is unsuccessful, then it will pay the prevailing party's reasonable attorneys' fees and costs.

M.  Reserved

N. Variations Among Agreements. ERA specifically reserves the right and privilege, at its sole discretion and as it may deem in the interests of those concerned in any specific instance, to vary standards for any other Member based upon the peculiarities of a particular area, circumstance, business practice or other condition which ERA deems of importance to the successful operation of such other Member's business. You will not complain on account of any variation from standard specifications and practices granted to any other Member and will not be entitled to require ERA to grant you a like or similar variation under this Agreement. You are not the third party beneficiary of any other Membership Agreement. In the event of any conflict between this Agreement and the Manuals or any other document, this Agreement shall control.

O. Opportunity to Investigate. You acknowledge that you have had full opportunity to investigate independently the operations of ERA and to be thoroughly advised of the terms and conditions of this Agreement by counsel of your choice.

P. Integration. You acknowledge that ERA's operations have been fully explained to you; that you understand its uses, benefits and limitations; and that no representations as to the particular type or amount of benefit to be gained by you have been made by or on behalf of ERA. You have not relied on any written or oral representations except those specifically included in or made a part of this Agreement in writing. Except as expressly provided in this Section 24(P), this Agreement, the Marketing Agreement, the Outsourcing Agreement, the Acquisition Cooperation Agreement, the Incremental Royalty Agreement and the Stockholders Agreement contain all agreements, understandings, conditions, warranties and representations of any kind, oral or written, between the parties hereto, and constitute the entire and final agreement between them with respect to the subject matter addressed herein. Accordingly, all prior and contemporaneous agreements, understandings, conditions, warranties and representations of any kind, oral or written, are hereby superseded and canceled by this Agreement, except as to any monies due and unpaid between the parties to this Agreement at the time of the execution hereof. There are no implied agreements, understandings, conditions, warranties or representations of any kind. No officer, employee or agent of ERA has any authority to make any representation or promise not contained in this Agreement. "Marketing
                                                             ---------
Agreement" shall have the meaning ascribed to it in the Acquisition Cooperation Agreement.

Q.  Reserved

R.  Reserved


S. Member acknowledges that it has provided input for the preparation of this Agreement, that is has consulted with counsel of its choice, that the Agreement reflects a negotiation between Franchisor and Member, and that this Agreement shall not be construed more strongly against either party on account of that party drafting this Agreement.

DO NOT SIGN THIS AGREEMENT IF YOU BELIEVE ERA OR ANY OF ITS REPRESENTATIVES HAS PROMISED YOU SOMETHING THAT IS NOT PART OF THIS AGREEMENT, ANY ATTACHED ADDENDUM OR THE OFFERING CIRCULAR.

25.   ADDITIONAL REPRESENTATIONS

Member makes the following additional warranties and representations on which ERA is relying to enter into this Agreement:

A.  Member is a corporation duly organized and existing under the laws of
Delaware.   Member is qualified to do business and in good standing under the laws of the State where each Office is located.

B.  Reserved.
C.  Reserved.
D.  Reserved.
E.  Reserved.
F.  Reserved.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the Effective Date.


ERA FRANCHISE SYSTEMS, INC.

By:   /s/ John J. Kornfeind                             Dated:   February 9, 1999
      ------------------------------------------------           ------------------
        John J. Kornfeind
        Vice President-Franchise Sales and Administration


MEMBER  NRT INCORPORATED

By:   /s/ Steven L. Barnett                             Dated:   February 9, 1999
      ------------------------------------------------           ------------------
Name:  Steven L. Barnett
Title: Senior Vice President, General
        Counsel and Secretary

#58040.12

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